UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12

Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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On April 7, 2013, a new link was added to the website http://www.supportstillwater.com/ which links to the letter set forth below.

www.supportstillwater.com STILLWATER Mining company Support Stillwater mining company Welcome Press releases Presentations Letters to shareholders Letters of support Our Directors Proxy Materials Sec Filings Annual Meeting Information Media Contact Letters of Support DATE 04/07/13 United Steelworkers Union Letter of Support 04/03/13 Good Neighbor Councils Letter Of Support HOW TO VOTE

Robert Bratulich

Director

CLINTON GROUP PROXY FIGHT WITH STILLWATER

The United Steelworkers (“USW”), the Union that represents employees of the Stillwater Mining Company, are writing to express the Union’s opposition on the Clinton Group’s attempt to replace the CEO and Board of Directors at Stillwater.

The Clinton Group is a New York-based hedge fund whose leadership apparently disagrees with the Company’s investment decisions inside and outside of Montana. The Clinton Group’s criticisms of the current Stillwater management team are without merit, and the proposed replacement of the CEO and Board of Directors would harm both USW members and Montanans.

The USW and its Local Union 11-000 represent the bargaining unit employees of Stillwater. The Union has two labor agreements with the Company, covering the Nye and Big Timber mines. The Union also represents employees at the Company’s Laboratory and Refinery facility in Columbus, Montana. Many of these Union-represented employees hold stock in the Company, either through individual purchases of stock or as provided by the labor agreements that govern their employment.

As stockholders, these employees will be voting on the Clinton Group’s proposal; as employees, they will see an effect on their livelihood. To assist our members in deciding how to vote their shares, the USW has undertaken a comprehensive study and review of the Clinton Group and its proposed Board of Directors. Based on this evaluation, the Union sees only disadvantages to the Clinton Group’s proposed takeover of the Stillwater Mining Company.

The Clinton Group’s negative statements about Stillwater Mining’s present management team are not in the interest of the USW or its members. Many of the Clinton Group’s recommendations for Stillwater’s Montana operations have already been implemented or are under serious consideration. The present Stillwater management group is pursuing three separate expansion projects in 2013 at the Company’s Montana mines. The Company has allocated 87% of its total 2013 budget for its Montana operations, this means job security for current employees, more job opportunities for other Montanans, increased production and profits for the Company. The Clinton Group’s rationale for the proposed takeover is simply not supported by the facts; rather, the Clinton Group has chosen to attack Stillwater for no apparent reason.

There is no question about what is best for the success of the Stillwater Mining Company and the USW’s membership in this upcoming proxy fight. CEO Frank McAllister and the existing Board of Directors have done a good job running the Company, and the Clinton Group’s attempt to replace them are meritless.

The USW and its Local Union 11-000 hope to see the stockholders’ meeting conclude on May 2, 2013 with no change in the Company’s leadership so our members can continue with their lives without worrying about their future employment status.

Steven H. Gentry, Representative

USW International Union